UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2017

Midwest Holding Inc.
(Exact name of registrant as specified in its charter)

NEBRASKA	000-10685	20-0362426
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

2900 South 70th Street, Suite 400
Lincoln, Nebraska 68506
(Address of principal executive offices) (Zip Code)

(402) 489-8266
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):\

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets

Effective October 2, 2017, the life insurance subsidiary of Midwest Holding Inc. (the “Company”), American Life & Security Corporation, a Nebraska domiciled insurance company (“American Life”) entered into a Coinsurance Agreement (the “Agreement”) with US Alliance Life and Security Company, an unaffiliated Kansas domiciled insurance company (“US Alliance”).

Under the Agreement, US Alliance will indemnify American Life for 100% of American Life’s obligations under a certain block of life insurance policies (the “Policies”), representing approximately 25% of Midwest’s life insurance policies in force as of September 30, 2017. American Life transferred approximately $8.8 million of insurance reserves on its books to US Alliance and received a ceding commission of $1.85 million. US Alliance will reinsure American Life for 100% percent of death benefits, withdrawals, surrenders, annuities and other benefits related to the policies covered under the Coinsurance Agreement, although American Life would be contingently liable on unpaid claims with respect to the block of policies should US Alliance default on paying any such claims. Insurance regulatory clearance for the transaction has been obtained.

The summary of the Agreement in this Current Report on Form 8-K does not purport to be complete and is qualified by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is included with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Coinsurance Agreement effective September 30, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWEST HOLDING INC.

	By:	/s/ Mark A. Oliver
	Name:	Mark A. Oliver
Date: October 6, 2017	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Coinsurance Agreement effective September 30, 2017